Exhibit 99.1

FOR RELEASE
Date: July 24, 2014
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Record Earnings for Fiscal Year Ended June 30, 2014

Catskill, N.Y. -- (BUSINESS WIRE) – July 24, 2014-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the fiscal year and quarter ended June 30, 2014.  For the year ended June 30, 2014, net income totaled $6.5 million, or $1.55 per basic and $1.54 per diluted share, representing an increase of $157,000, or 2.5%, as compared to net income of $6.4 million, or $1.52 per basic and $1.51 per diluted share, for the year ended June 30, 2013.  For the quarter ended June 30, 2014, net income totaled $1.6 million, or $0.37 per basic and diluted share, representing an increase of $152,000, or 10.8%, as compared to $1.4 million, or $0.33 per basic and diluted share, for the quarter ended June 30, 2013.

Donald E. Gibson, President & CEO stated: “It is my pleasure to report continued solid and consistent performance. For the sixth consecutive fiscal year we have achieved record earnings. In addition, for the fifth consecutive year, American Banker magazine has ranked us among the Top 200 Community Banks with less than $2 billion in assets (at December 31, 2013) based on average return on equity for the three years ended December 31, 2011, 2012, and 2013.”

Selected highlights for the year and quarter ended June 30, 2014 are as follows:

•	Net interest income increased $158,000 to $21.4 million for the year ended June 30, 2014 compared to $21.2 million for the year ended June 30, 2013, and increased $253,000 to $5.4 million for the quarter ended June 30, 2014 compared to $5.2 million for the quarter ended June 30, 2013. The change in net interest income resulted from growth in interest-earning asset balances when comparing the years and quarters ended June 30, 2014 and 2013. Average interest-earning assets grew to $641.0 million for the year ended June 30, 2014 from $599.9 million for the year ended June 30, 2013, an increase of $41.1 million. Average interest-earning assets grew to $666.2 million for the quarter ended June 30, 2014 from $619.1 million for the quarter ended June 30, 2013, an increase of $47.1 million. This growth in interest-earning assets has been partially offset by lower asset yields.
•	Net interest rate spread decreased 19 basis points to 3.27% for the year ended June 30, 2014 as compared to 3.46% for the year ended June 30, 2013. Net interest margin decreased 20 basis points to 3.34% for the year ended June 30, 2014 as compared to 3.54% for the year ended June 30, 2013. Net interest rate spread decreased 8 basis points to 3.19% for the quarter ended June 30, 2014 as compared to 3.27% for the quarter ended June 30, 2013. Net interest margin decreased 8 basis points to 3.26% for the quarter ended June 30, 2014 compared to 3.34% for the quarter ended June 30, 2013. In the continuing low interest rate environment, the average rates on our interest-earning assets have decreased more than the rates paid on our interest-bearing liabilities.

•	The provision for loan losses amounted to $1.5 million and $1.7 million for the years ended June 30, 2014 and 2013, respectively. The provision for loan losses amounted to $391,000 and $430,000 for the quarters ended June 30, 2014 and 2013, respectively. The decrease in the provision, when comparing the years ended June 30, 2014 and 2013, is the result of an improvement in the level of loan delinquencies. Delinquencies decreased $2.0 million to $8.0 million at June 30, 2014 compared to $10.0 million at June 30, 2013. The level of allowance for loan losses to total loans receivable decreased to 1.83% at June 30, 2014 compared to 1.92% at June 30, 2013.
•	Net charge-offs amounted to $1.1 million and $883,000 for the years ended June 30, 2014 and 2013, respectively, an increase of $238,000.
•	Nonperforming loans amounted to $6.2 million at June 30, 2014 and $6.9 million at June 30, 2013. Nonperforming loans remain high compared to our historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State. At June 30, 2014, nonperforming assets were 0.98% of total assets and nonperforming loans were 1.54% of net loans.
•	Noninterest income increased $285,000 and $87,000 when comparing the years and quarters ended June 30, 2014 and 2013, respectively. Noninterest income amounted to $5.3 million and $1.4 million for the year and quarter ended June 30, 2014, respectively. The increase for the year ended June 30, 2014 was primarily the result of higher fees earned on debit cards and through investment services. We have continued to increase the number of checking accounts, which has resulted in the issuance of more debit cards to customers, and consequently a higher number of debit card transactions processed.
•	Noninterest expense increased $667,000 to $16.1 million for the year ended June 30, 2014 from $15.4 million for the year ended June 30, 2013. The increase was primarily due to an increase in salaries and employee benefits of $664,000 resulting from expenses recognized for the Company’s phantom stock option plan as well as various other employee benefits, which was partially offset by a decrease in costs associated with medical benefits. The Company maintains a self-insured medical plan which fluctuates from period to period based on the level of medical claims incurred during the period. The increase was also due to a $159,000 increase in legal and professional fees resulting from an increase in consulting services utilized during the year ended June 30, 2014. This increase was partially offset by a $128,000 decrease in service and data processing fees due to lower debit card processing fees resulting from the renegotiation of the contract between the Company and its vendor which provided for reduced fees during the year ended June 30, 2014. It is expected that these fees will increase in subsequent periods as these incentives have expired. The increase was also partially offset by lower equipment and furniture expenses resulting from lower depreciation expense as older fixed assets have become fully depreciated. Noninterest expense increased $194,000, or 4.8%, when comparing the three months ended June 30, 2014 and 2013 and totaled $4.3 million and $4.1 million, respectively. Similar to the comparative results for the years ended June 30, 2014 and 2013, salaries and employee benefits increased $152,000 and legal and professional fees increased $20,000 and equipment and furniture expense decreased $87,000 when comparing the three months ended June 30, 2014 and 2013. Also contributing to the increase in noninterest expense when comparing the quarters ended June 30, 2014 and 2013 was an increase in other expenses of $87,000 which was related to the costs of carrying and selling foreclosed real estate.
•	Total assets of the Company were $674.2 million at June 30, 2014 as compared to $633.6 million at June 30, 2013, an increase of $40.6 million, or 6.4%.
•	Securities available-for-sale and held-to-maturity decreased $8.1 million, or 3.3%, to $238.1 million at June 30, 2014 as compared to $246.2 million at June 30, 2013.

•	Net loans receivable increased to $399.3 million at June 30, 2014 from $359.4 million at June 30, 2013, an increase of $39.9 million, or 11.1%. The loan growth experienced during the year primarily consisted of $22.6 million in nonresidential real estate loans, $14.8 million in residential mortgage loans, and $5.7 million in non-mortgage loans, partially offset by a $1.7 million decrease in construction loans, a $1.5 million decrease in multi-family loans, and an increase of $379,000 increase in the allowance for loan losses. We believe that the continued low interest rate environment and strong customer satisfaction from personal service continued to enhance loan growth.
•	Total deposits increased to $589.6 million at June 30, 2014 from $558.4 million at June 30, 2013, an increase of $31.2 million, or 5.6%. The growth in deposits was primarily in checking and savings products. Noninterest bearing deposits increased $9.5 million, or 16.4%, NOW deposits increased $22.0 million, or 11.1%, and savings deposits increased $5.2 million, or 3.3%, when comparing June 30, 2014 and 2013. These increases were partially offset by a continued decline in certificate of deposit balances, which decreased $7.3 million or 13.0% when comparing June 30, 2014 and 2013.
•	Total borrowings from the Federal Home Loan Bank (“FHLB”) increased $3.1 million to $17.7 million at June 30, 2014 compared to $14.6 million at June 30, 2013. Borrowings from overnight advances decreased $7.4 million to $3.2 million at June 30, 2014 from $10.6 million at June 30, 2013. Term borrowings increased $10.5 million to $14.5 million at June 30, 2014 from $4.0 million at June 30, 2013.
•	Shareholders’ equity increased to $61.2 million at June 30, 2014 from $56.1 million at June 30, 2013 as net income of $6.5 million was partially offset by dividends declared and paid of $1.3 million, and a $300,000 increase in accumulated other comprehensive loss. Other changes in equity which included a $199,000 increase were the result of options exercised through the Company’s 2008 Stock Option Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in the Hudson Valley Region.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Mobile & Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the		At or for the Three
	Year Ended June 30,		Months Ended June 30,
	2014	2013	2014	2013
Dollars In thousands, except share and per share data
Interest income	$23,788	$24,060	$6,057	$5,837
Interest expense	2,387	2,817	627	660
Net interest income	21,401	21,243	5,430	5,177
Provision for loan losses	1,500	1,746	391	430
Noninterest income	5,280	4,995	1,366	1,279
Noninterest expense	16,116	15,449	4,278	4,084
Income before taxes	9,065	9,043	2,127	1,942
Tax provision	2,537	2,672	574	541
Net Income	$6,528	$6,371	$1,553	$1,401

Basic EPS	$1.55	$1.52	$0.37	$0.33
Weighted average shares outstanding	4,205,945	4,187,340	4,213,757	4,192,254

Diluted EPS	$1.54	$1.51	$0.37	$0.33
Weighted average diluted shares outstanding	4,241,256	4,223,499	4,245,907	4,229,369

Dividends declared per share [3]	$0.70	$0.70	$0.175	$0.175

Selected Financial Ratios
Return on average assets[1]	0.99%	1.03%	0.91%	0.88%
Return on average equity[1]	11.18%	11.66%	10.27%	9.99%
Net interest rate spread[1]	3.27%	3.46%	3.19%	3.27%
Net interest margin[1]	3.34%	3.54%	3.26%	3.34%
Efficiency ratio[2]	60.40%	58.88%	62.95%	63.26%
Non-performing assets to total assets	0.98%	1.13%
Non-performing loans to net loans	1.54%	1.92%
Allowance for loan losses to non-performing loans	120.34%	102.25%
Allowance for loan losses to total loans	1.83%	1.92%
Shareholders’ equity to total assets	9.08%	8.86%
Dividend payout ratio[3]	45.16%	46.05%
Actual dividends paid to net income[4]	20.45%	33.40%
Book value per share	$14.52	$13.38

1 Ratios are annualized when necessary
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.7% of the Company’s shares outstanding.
4 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the year ended June 30, 2014 and the six months ended June 30, 2013, but did not waive its right to receive dividends declared during the six months ended December 31, 2012.

	As of June 30, 2014	As of June 30, 2013
Dollars In thousands
Assets
Total cash and cash equivalents	$13,809	$6,222
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	56,151	69,644
Securities- held to maturity, at amortized cost	181,946	176,519
Federal Home Loan Bank stock, at cost	1,561	1,388

Gross loans receivable	405,841	365,839
Less: Allowance for loan losses	(7,419)	(7,040)
Unearned origination fees and costs, net	887	627
Net loans receivable	399,309	359,426

Premises and equipment	14,307	14,349
Accrued interest receivable	2,710	2,663
Foreclosed real estate	473	296
Prepaid expenses and other assets	3,645	2,848
Total assets	$674,161	$633,605

Liabilities and shareholders’ equity
Noninterest bearing deposits	$67,446	$57,926
Interest bearing deposits	522,128	500,513
Total deposits	589,574	558,439

Borrowings from FHLB, short term	3,150	10,600
Borrowings from FHLB, long term	14,500	4,000
Accrued expenses and other liabilities	5,737	4,458
Total liabilities	612,961	577,497
Total shareholders’ equity	61,200	56,108
Total liabilities and shareholders’ equity	$674,161	$633,605
Common shares outstanding	4,213,757	4,192,654
Treasury shares	91,913	113,016